EX-99.(d)(14)

ASSUMPTION AGREEMENT

AGREEMENT made as of September 1, 2017 between GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL (“GSAMI”) and GOLDMAN SACHS ASSET MANAGEMENT, L.P. (“GSAM”), each a wholly-owned subsidiary of THE GOLDMAN SACHS GROUP, INC.

WHEREAS, Goldman Sachs Trust (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, GSAMI has been previously appointed as investment adviser to the Goldman Sachs Emerging Markets Equity Fund, Goldman Sachs Asia Equity Fund and Goldman Sachs N-11 Equity Fund (the “Funds”), each a series of the Trust, pursuant to a Management Agreement dated April 30, 1997 (the “Management Agreement”); and

WHEREAS, GSAMI and GSAM intend that GSAM act as investment adviser with respect to the Funds pursuant to the Management Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. GSAM hereby assumes all rights and obligations of GSAMI under the Management Agreement with respect to each of the Funds.

2. GSAMI and GSAM hereby represent that after the assumption referred to above: (a) the management personnel responsible for providing investment advisory services to the Funds under the Management Agreement, including the portfolio managers and the supervisory personnel, will provide the same services for the Funds; and (b) GSAM will remain a wholly-owned subsidiary of The Goldman Sachs Group, Inc. Consequently, GSAMI and GSAM believe that the assumption effected by this Agreement does not involve a change in actual control or actual management with respect to the investment adviser for the Funds.

3. GSAM is hereby bound by all of the terms of the Management Agreement, which will continue in full force and effect with respect to GSAM.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL

By:	/s/ Iain Lindsay
(Authorized Officer)

Name:	/s/ Iain Lindsay
Title:	Managing Director

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ James McNamara
(Authorized Officer)

Name:	/s/ James McNamara
Title:	Managing Director

Acknowledged and Accepted as of the Date

First Set Forth Above:

GOLDMAN SACHS TRUST

By:	/s/ James McNamara
Name:	/s/ James McNamara
Title:	President